We are pleased to announce that FHLBank Topeka’s board of directors approved the following dividends for the third quarter of 2007 at its September meeting:

•	Class A Common Stock: 4.55 percent (per annum)

•	Class B Common Stock: 6.70 percent (per annum)

The dividends are payable in the form of Class B Common Stock and will be credited to your institution’s capital stock account today. Any partial shares will be paid in cash and credited to your institution’s demand deposit account today as well.

At the September meeting, the board of directors also changed the Dividend Parity Threshold (DPT) from the projected average three-month LIBOR for a quarter minus 100 basis points to the projected average overnight Federal fund effective rate for a quarter minus 100 basis points. The change in the DPT will be effective for dividends paid in the fourth quarter of 2007. Management currently expects to recommend a dividend equal to overnight Federal fund effective rate for the fourth quarter minus 75 basis points on Class A Common Stock. The FHLBank’s board of directors determines the actual dividend declared and the fourth quarter Class A Common Stock dividend may be higher or lower than management’s recommendation.

If you have any questions related to the dividend, please contact Member Services at 800.809.2733.

This announcement contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements describing the objectives, projections, estimates or future predictions of the FHLBank’s operations. These statements may be identified by the use of forward-looking terminology such as anticipates, believes, could, estimate, may, should and will, or other variations on these terms. The FHLBank’s actual results may differ materially from those expressed in any forward-looking statements as a result of many factors and uncertainties including, but not limited to: the effects of SFAS 133 accounting treatment and other accounting rule requirements, changes in the regulatory requirements of the Federal Housing Finance Board, the FHLBank’s ability to pay dividends out of retained earnings, changes in interest rates, changes in projected business volumes, the FHLBank’s cost of funding, changes in the FHLBank’s membership profile, the withdrawal of one or more large members, shifts in demand for FHLBank products, and general economic conditions.